Exhibit 99.1

AVAX Technologies, Inc. OTCMarket: AVXT.OB For Immediate Release	Contact: Dr. Francois Martelet Chief Executive Officer (215) 241-9760

AVAX Appoints Chief Medical Officer for EMEA

Philadelphia, PA, March 31, 2008 - AVAX Technologies, Inc. (OTC Market: AVXT.OB) announces the appointment of Isabelle Fourthin, MD as Chief Medical Officer for Europe, Middle East and Africa (EMEA). Dr. Fourthin will be responsible for recruiting and overseeing European clinical sites for AVAX’s phase III registration study of MVax®, its autologous, hapten-modified melanoma vaccine, and for new indications for the AC-Vaccine technology as they develop.

Dr. Fourthin comes to AVAX with over thirteen years of experience in the pharmaceutical/biotech industry in Europe. Most recently she was Medical Director, Oncology with Merck & Co., Inc. based in Paris. Previously, she held a Chief Medical Officer Europe position for Ost-Developpement S.A., a subsidiary of Osteotech Inc. –a global biotech and medical device company, and worked for Sanofi-Aventis as a Field Manager.

Dr. Fourthin holds a Medical Degree from the University of Medicine of Clermont-Ferrand (France) and an MBA in International Management from  a leading business school (ESSEC) in Paris, France.

MVax® Phase III Registration Study

AVAX’s Phase III Registration, MVALDI trial will examine survival and anti-tumor response rate using modified response evaluation criteria in solid tumors (modified RECIST criteria) in Stage IV melanoma patients with soft tissue or lung metastasis. The Phase III registration trial is being conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA) for MVax® and in agreement with the FDA the company will be eligible to file for accelerated approval of MVax® based upon achieving a response rate endpoint. The double blind, randomized trial is expected to enroll up to 387 patients to be accrued over a period of 24 months. Patients will be randomized on a two to one basis to the treatment arm or control arm, respectively. The treatment arm consists of MVax® followed by a regimen of low dose IL-2; the control arm consists of placebo vaccine followed by low dose IL-2. Both treatment and control arms include BCG and low dose cyclophosphamide.

MVax® in Metastatic Melanoma

In a phase 2 clinical study published in the International Journal of Cancer, MVax® induced tumor shrinkage in 11/83 patients with surgically incurable stage IV melanoma. In a subsequent paper published by Dr. Michal Lotem in the British Journal of Cancer (British Journal of Cancer 2004, 90 773-780) patients treated with their DNP modified tumor cells, using manufacturing techniques similar to MVax®, followed by administration of low dose interleukin-2, achieved a response rate of 35%. These results were confirmed in a subsequent study conducted by the same investigator that showed a 32% response rate, including 13% complete responses and 19% partial responses.

MVax® in Stage III Melanoma

MVax® was the subject of a publication in the Journal of Clinical Oncology that discussed 214 Stage III melanoma patients that were treated with a regimen of MVax® post surgery. No patients were lost to follow-up and they were split between Stage IIIb & Stage IIIc melanoma. All patients on study had completed follow-up and the reported five-year survival rate was 45%. This compares to five-year survival published in similar patient populations who underwent surgery alone of 22%. In addition, the data showed a significant correlation between survival and delayed-type hypersensitivity (DTH) responsiveness to patients’ unmodified tumor cells (P<.001). The journal commissioned an editorial on the publication. In a separate study of a similar patient population using a DNP-modified tumor cell vaccine (British Journal of Cancer 2002 May 20; 86(10): 1534-9), Lotem also showed a positive relationship between survival and DTH to melanoma cells.

About Melanoma

Cancer of the skin is the most common of cancers while melanoma accounts for approximately 3% of skin cancer cases. According to the SEER CanQuest Database and the American Cancer Society, in the U.S. for 2007 it is estimated there will be 59,940 new cases of melanoma with an expected number of deaths from melanoma of 8,110. The estimated prevalence of melanoma in the U.S. in 2007 is 396,242 cases.

Further information on the Clinical Study

To obtain further information on the phase III clinical study, please visit www.clinicaltrials.gov and look up MVax® or use study identifier NCT00477906. Additionally, the study has been assigned eudraCT number 2007-004406-26 by the EMEA. You may also contact Dr. David Berd or Ellen Bloome, RN at AVAX Technologies, Inc., 2000 Hamilton Street, Suite 204, Philadelphia, PA 19130 (215) 241-9760.

About AVAX Technologies, Inc.

AVAX Technologies, Inc. is a biotechnology company with operations in the United States and Europe. The Company is engaged in the research, clinical and commercial development of biological products and cancer therapeutics. AVAX’s AC Vaccine platform is a therapeutic cancer vaccine. In addition, the Company performs contract-manufacturing services for biological products for other pharmaceutical and biotechnology companies.

###

Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the Company will be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the Company's prospects, including (1) risk associated with a change in executive management of the Company, (2) the immediate need to obtain additional funding to continue to finance the Company’s development plans, (3) the results of clinical and laboratory testing of its vaccine technologies, (4) possible future FDA or AFSSAPS questions regarding the Company's products and manufacturing processes, (5) exchange rate risks associated with financing the Company in U.S. dollars but funding significant operating expenses in Europe with Euro’s, (6) the Company's ability to maintain its rights under license agreements and to meet funding requirements under its license agreements, (7) the Company's ability to demonstrate the safety and efficacy of product candidates at each stage of development and to meet applicable regulatory standards and receive required regulatory approvals, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for. AVAX does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

###